Exhibit 99.1

DATE: Aug. 7, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners L.P. Announces Public Offering of Common Units

TULSA, Okla. – Williams Partners (NYSE: WPZ) announced today that it intends to commence an underwritten public offering of 8,500,000 common units representing limited-partner interests. The units will be offered by Williams Partners pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission.

The underwriters have been granted a 30-day option to purchase up to an additional 1,275,000 common units.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s credit facility. Borrowings under the credit facility were used to fund capital expenditures and working capital. To the extent there are net proceeds from this offering in excess of the outstanding balance under the credit facility, they will be used for general partnership purposes.

Barclays, Citigroup, BofA Merrill Lynch, Morgan Stanley, UBS Investment Bank, Jefferies, Credit Suisse and Wells Fargo are acting as joint book-running managers. In addition, J.P. Morgan; Goldman, Sachs & Co.; Deutsche Bank Securities; RBC Capital Markets and Raymond James have been named as co-managing underwriters.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from any of the underwriters, including:

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Phone: 888-603-5847

E-mail: Barclaysprospectus@broadridge.com

Citigroup

Attention: Prospectus Delivery Department

Brooklyn Army Terminal

140 58th Street, 8th floor

Brooklyn, NY 11220

Phone: 800-831-9146

Email: batprospectusdept@citi.com

BofA Merrill Lynch

4 World Financial Center

New York, NY 10080

Attn: Prospectus Department

E-mail dg.prospectus_requests@baml.com

Morgan Stanley

Attn: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

Email: prospectus@morganstanley.com

Phone: 866-718-1649

UBS Investment Bank

Attention: Prospectus Department

299 Park Avenue

New York, NY 10171

Phone: 888-827-7275

Jefferies

520 Madison Avenue, 12th Floor

New York, NY 10022

Email: Prospectus_Department@Jefferies.com

Phone: 877-547-6340

Credit Suisse Securities (USA) LLC

Attention: Prospectus Department

One Madison Avenue

New York, NY 10010

Email: newyork.prospectus@credit-suisse.com

Phone: (800) 221-1037

Wells Fargo Securities

Attn: Equity Syndicate Dept.

375 Park Avenue

New York, NY 10152

Email: cmclientsupport@wellsfargo.com

Phone: 800-326-5897

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.